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Exhibit 99.1

FOR IMMEDIATE RELEASE

Preview Systems Contact:
Roger Rowe
Preview Systems
503-525- 6875
rogerr@previewsystems.com

Preview Systems Investors Contact:
Erik Knettel
Thomson Financial / Carson
212-701-1963
erik.knettel@tfn.com

PREVIEW SYSTEMS COMPLETES ASSET SALE TO ALADDIN KNOWLEDGE SYSTEMS

MOUNTAIN VIEW, Calif.—July 18, 2001—Preview Systems, Inc. (NASDAQ: PRVW), a commerce platform and services provider for the secure delivery of digital goods over the Internet, announced that it has completed the sale of its electronic software distribution (ESD) business assets to Aladdin Knowledge Systems, Ltd. (NASDAQ: ALDN). Effective today, Preview Systems' ESD business, which includes customers such as Adobe, Symantec, Macromedia, Ingram Micro, and Amazon.com, will become a fully integrated operation of Aladdin.

On May 18, 2001, Preview Systems announced that it had signed a definitive agreement to sell key technology and intellectual property to Aladdin, a global leader in Internet and software security based in Tel Aviv, Israel and Chicago. Under the terms of the agreement, Aladdin paid approximately $5 million in cash for substantially all of the non-cash assets related to the ESD business of Preview Systems, including the patent portfolio, the existing ZipLock, Vbox and PortableStore product lines, associated trademarks and copyrights, various equipment, and active ESD customer contracts. With the closing of this asset sale, Aladdin now fully assumes responsibility for these customers and ongoing support for the product lines.

In connection with the transaction, the Aladdin transition team has welcomed twenty-five new colleagues previously employed by Preview Systems. Over the past few weeks, these employees have worked closely with the Aladdin team to ensure efficient technical and business integration, as well as the continued support of Preview Systems' customers.

"I am very pleased that we have been able to close our transaction with Aladdin, and thereby ensure ongoing support for our customers and technology," commented Vincent Pluvinage, CEO and President of Preview Systems. "As a global company with a long history of meeting the needs of the software marketplace, Aladdin has the resources and expertise to take the ESD business forward."

With the closing of the Aladdin sale, the Company will now focus on winding down the remainder of its activities. The Company plans to announce financial results for the second quarter of 2001and more detailed information regarding the next steps of the winding down process on Thursday, July 19, 2001.

About Preview Systems

Preview Systems' digital rights commerce platform enables service providers and content producers to sell digital goods over the Internet legally and securely. Preview Systems also ensures the protection, delivery and management of the rights associated with the usage of digital products. Headquartered in Mountain View, Calif., the company counts as its customers a network of software publishers, record labels, distributors, service providers, resellers and hardware manufacturers. For more information, please visit the Preview Systems Web site at www.previewsystems.com.

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    Copyright © 2001 Preview Systems, Inc. Preview Systems and the Preview Systems logo are trademarks or registered trademarks of Preview Systems, Inc.

This press release contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by this section. These forward-looking statements include our strategies, intentions and statements containing the words "believe," "anticipate," "expect," and similar words. We wish to caution you that these statements are only predictions and that the transactions described in this press release are subject to substantial risk of noncompletion. No assurance can be given that Preview will be able to avoid circumstances that might prevent it from establishing a liquidation value or making liquidation payments, including litigation or new liabilities that might arise between now and any liquidation payment date. Other important factors include delay and or additional costs associated with compliance or failure to comply with rules and regulations associated with our plans to liquidate a portion of the cash of the company through a distribution to stockholders; amendment, delay in implementation or termination of any plan to wind down Preview; the liability of Preview's stockholders for Preview's liabilities in the event contingent reserves are insufficient to satisfy such liabilities; the risks posed by the large numbers of patents and frequent litigation based on patent and intellectual property infringement which characterizes our industry; we have in the past been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of third-party intellectual property rights; the transactions we have agreed to, and any winding-down of Preview in the future, may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of our Common Stock. Further, the stock market has recently experienced record volatility. In general, market prices for Internet-related companies and, in particular, our stock has experienced extreme fluctuations. The matters discussed in this press release involve additional risks and uncertainties described from time to time in our press releases and filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2000, including our Form 10-K/A and our quarterly reports on Form 10-Q. We assume no obligation to update the forward-looking information contained in this press release.

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Exhibit 99.1
PREVIEW SYSTEMS COMPLETES ASSET SALE TO ALADDIN KNOWLEDGE SYSTEMS